Exhibit 99.1

OREGON STEEL MILLS, INC.
Portland, Oregon

For Immediate Release	March 3, 2006

Contact:	Ray Adams
Chief Financial Officer
(503) 240-5223

OREGON STEEL ANNOUNCES AN AGREEMENT FOR SHAWCOR LTD.
TO PROVIDE COATING SERVICES AT ITS PIPE MILL IN PORTLAND, OREGON

Portland, Oregon, March 3, 2006/Business Wire/ - Oregon Steel Mills, Inc. (NYSE:OS)  today announced that  Oregon Steel has signed an agreement with Bredero Shaw,  a division of ShawCor  Ltd., to build a pipe coating facility adjacent to  Oregon Steel’s large diameter line pipe mill under construction in Portland, Oregon.

The agreement between Bredero Shaw and Oregon Steel contains provisions whereby Bredero Shaw will supply coating services for fusion bond epoxy corrosion coatings and internal linings, in exchange for the exclusive right to provide Oregon Steel with all of its coating requirements at the new pipe mill, the use of land and buildings for the coating facility and the provision of pipe handling services.  The coating facility will be installed adjacent to Oregon Steel’s new 60 inch API large diameter line pipe manufacturing mill that is currently under construction. It is anticipated that the pipe mill will begin production in July 2006.

Oregon Steel Mills, Inc. is organized into two divisions.  The Oregon Steel Division produces steel plate, coil, welded pipe and structural tubing from plants located in Portland, Oregon and Camrose, Alberta, Canada.  The Rocky Mountain Steel Mills Division, located in Pueblo, Colorado, produces steel rail, rod, bar, and tubular products.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties and actual results could differ materially from those projected.  Such risks and uncertainties include, but are not limited to, general business and economic conditions; competitive products and pricing, as well as fluctuations in demand; cost and availability of raw materials; potential equipment malfunction; contract cancellations; and plant construction and repair delays.  For more detailed information, please review the discussion of risks, which may cause results to differ materially, in the Company’s most recently filed Form 10-K, Form 10-Q and other SEC reports.

These forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, after the date they are made.